Exhibit 3.3

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COLFAX CORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law (“DGCL”), Colfax Corporation (hereinafter the “Corporation”), organized and existing under and by virtue of the DGCL does hereby certify as follows:

FIRST: The initial date of incorporation of the Company in the State of Delaware is February 25, 1998. The name under which the Company was originally organized was “Constellation Pumps Corporation”.

SECOND: The Company’s Amended and Restated Certificate of Incorporation was filed with and accepted by the Secretary of State on May 22, 2003 and amended by a Certificate of Amendment on May 30, 2003.

THIRD: The Amended and Restated Certificate of Incorporation is amended by striking the first paragraph of Article Fourth and inserting the following new paragraph in its place:

“FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is Two Hundred Fifty Eight Thousand Four Hundred and Seventeen (258,417), consisting solely of: (a) One Thousand Six Hundred and Thirty Two (1,632) shares of Common Stock, $.00l par value per share (the “Common Stock”) and (b) Two Hundred Fifty Six Thousand Seven Hundred and Eighty Five (256,785) shares of Preferred Stock (the “Preferred Stock”), of which Two Hundred Fifty Six Thousand Seven Hundred and Eighty Five (256,785) shares shall be designated Series A Convertible Preferred Stock, $.001 par value per share (the “Series A Preferred Stock”).”

FOURTH: The Amended and Restated Certificate of Incorporation is amended by striking Subsection 2.1(c) in its entirety from the description of Preferred Stock contained in Article Fourth.

FIFTH: Pursuant to Sections 141(f) and 242 of the DGCL, the Board of Directors of the Corporation has duly adopted resolutions setting forth the above referenced amendment and declaring its advisability, by written consent dated April 30, 2004. The stockholders of the Corporation have duly approved the proposed amendment by written consent dated April 30, 2004 in accordance with Sections 228 and 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by the undersigned, a duly authorized officer of the Corporation, on this 30th day of April, 2004

COLFAX CORPORATION

By:	/s/ Douglas Barnett
Douglas Barnett
Senior Vice President, Chief Financial
Officer and Treasurer